Exhibit 99.1

Horsehead Holding Corp. Prices Offering of $175 Million of Senior Secured Notes

PITTSBURGH--(BUSINESS WIRE)--July 19, 2012--Horsehead Holding Corp. (the “Company”) (Nasdaq: ZINC) announced today the pricing of the $175,000,000 aggregate principal amount of its 10.50% Senior Secured Notes due 2017 (collectively, the “Notes”), at an issue price of 98.188% of par, with a yield to maturity of 11.000%. The Company intends to use a portion of the proceeds from the Notes, together with cash on hand, to pay for the completion of the construction of the Company’s new zinc facility in Rutherford County, North Carolina, and the remainder for general corporate purposes, including working capital needs, investment in other business initiatives and other capital expenditures. The Company anticipates that the closing of the private offering will take place on or about July 26, 2012, subject to customary closing conditions.

The Notes will pay interest semiannually at a rate of 10.50% per annum. The Notes will be the senior secured obligations of the Company and will be fully and unconditionally guaranteed, on a senior secured basis, by the Company’s existing and future domestic restricted subsidiaries, other than certain excluded subsidiaries.

The Notes and related guarantees are being offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

About Horsehead Holding Corp.

Horsehead Holding Corp. (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. The Company, headquartered in Pittsburgh, Pennsylvania, employs approximately 1,150 people and currently has seven production and recyling facilities throughout the United States and Canada.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements. These statements are based on assumptions, estimates and information available to the Company at the time of this press release and are not guarantees of future outcomes. There may be several factors that may cause actual outcomes to differ materially from the forward-looking statements. The Company’s outcomes could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the outcomes anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on the Company’s results of operations and financial condition. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, 724-773-2212